Exhibit 99

For Immediate Release: November 8, 2007	NEWS RELEASE
Telkonet Sells Its Interest in BPL Global, Ltd.

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leading technology solutions provider for broadband networking, end-to-end service support and energy management, today announced that on November 7, 2007, Telkonet sold its interest in BPL Global, Ltd., a privately-held company, to certain existing stockholders of BPL Global. The aggregate purchase price was $2,000,000 in cash payable to Telkonet. There were no commissions paid by the Company in connection with this transaction. In early 2005, Telkonet invested a total of $131,044 in BPL Global.

About Telkonet
Telkonet specializes in integrated solutions for broadband data networking and energy management, including in-building powerline communications (PLC) technology. Headquartered in Germantown, Maryland, USA, Telkonet serves thousands of customers worldwide.

Telkonet’s technology innovation is underpinned by end-to-end quality of service and comprehensive customer support. Its portfolio includes:

●	The revolutionary Telkonet iWire System™, converting sites’ existing internal electrical infrastructures into an IP network backbone.
●	The integrated EthoStream platform for wired and wireless HSIA, differentiated by outstanding remote management tools and dedicated customer support facilities.
●	Telkonet SmartEnergy, achieving 30% energy savings through intelligent in-room energy management.

For more information, visit www.telkonet.com

Contacts:

Joe Noel
Telkonet
240.912.1851

Andrew Hellman
CEOcast
212.732.4300
adhellman@ceocast.com

Georgina Garrett/Simon Jones
Garrett Axford
+44.1903.854900
mail@garrett-axford.co.uk